Exhibit 99.1

News Contact:
+1 (813) 204-4099
investors@lazydays.com

Lazydays Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2019 Financial Results.

Indicates strong growth in First Quarter 2020.

Tampa, FL (March 19, 2020) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) announced financial results for the fourth quarter and fiscal year ended December 31, 2019 and provided some updates and highlights regarding the first quarter ending March 31, 2020.

2020 First Quarter Update and Highlights:

●	With 85% of the first quarter completed, the Company has experienced a significant increase in demand across all of its dealerships.

●	The Company expects unit volume, revenue and adjusted EBITDA to show strong double digit year-over-year growth in the quarter.

●	The Company believes its focus on providing a best-in-class customer experience along with service excellence is allowing it to gain market share in all of its markets.

●	The Company completed the integration of the recently acquired dealership at The Villages, Florida.

●	On February 17, 2020, the Company announced the opening of its first dedicated service center in the Houston, Texas metro area. The order backlog and staffing levels are ramping according to plan.

●	The Company secured property and permitting for its previously announced dealership near Nashville, Tennessee. This dealership is expected to open in late Q3 or early Q4 2020.

Fourth Quarter Financial Results and Highlights:

●	Revenues for the fourth quarter were $144.9 million; up $19.1 million, or 15.1%, versus 2018. Revenue from sales of recreational vehicles (“RVs”) was $126.5 million for the fourth quarter, up $16.4 million, or 14.9%, versus 2018. RV unit sales excluding wholesale units, were 1,585 for the fourth quarter, up 251 units, or 18.8% versus 2018. New and preowned unit sales were $74.4 million and $52.1 million for the quarter, up 12.6% and 18.2% respectively compared to 2018.

●	Gross profit, excluding last-in-first-out (“LIFO”) adjustments, was $30.1 million, up $2.8 million versus 2018. Gross margin excluding LIFO adjustments declined between the two periods, from 21.7% in 2018 to 20.8% in 2019. This margin decline was driven by competitive end of model year pricing reducing RV sales gross margins, as well as an increase in wholesale sales as a percentage of the sales mix. The Company believes that the pressure on margins was driven by competitors in the industry carrying aged, out of model year inventory aggressively pricing units to meet cash flow needs. Gross profit for the quarter including LIFO adjustments was $29.2 million; up $2.3 million, or 8.6%, versus 2018. This gross profit comparison was reduced $0.5 million reflecting a net difference in LIFO adjustments between the two periods.

●	Excluding transaction costs, stock-based compensation, and depreciation and amortization, selling, general and administrative expense (“SG&A”) for the fourth quarter was $26.3 million, up $4.6 million compared to the prior year. This increase is attributable to the additional overhead expenses contributed by the recently acquired location at The Villages, as well as a full quarter of overhead associated with the Tennessee location acquired in December 2018. The prior year comparable is also unfavorable because of an approximately $1.2 million net favorable impact in the fourth quarter of 2018 related to accruals for employee benefits and incentive compensation, and bad debt reserves. In addition, SG&A was impacted by a $0.4 million adjustment for impairment of rental units, as well as increased performance and incentive compensation and other personnel costs. Stock-based compensation decreased $1.7 million, and depreciation and amortization increased $0.2 million compared to the prior year.

●	Adjusted EBITDA, a non-GAAP financial measure, was $3.3 million for the fourth quarter, down $1.3 million compared to 2018. This was primarily driven by the decline in gross margins related to competitive pricing in the fourth quarter of 2019. EBITDA for the quarter would have remained about flat excluding the Q4 2018 $1.2 million favorable impact related to accruals for employee benefits and incentive compensation and bad debt reserves.

●	As of December 31, 2019, cash was $31.5 million, down $2.0 million from September 30, 2019. The decrease in cash includes the impact of cash used to invest in growth initiatives including more than $9 million of fourth quarter 2019 funding toward greenfield start-ups near Houston, Texas and Nashville, Tennessee.

2019 Fiscal Year Financial Results and Highlights:

●	Revenues for the fiscal year 2019 were $644.9 million; up $36.7 million, or 6.0%, versus 2018. Revenue from sales of recreational vehicles was $567.1 million for the year, up $29.0 million, or 5.4%, versus 2018. RV unit sales excluding wholesale units, were 7,591 for the year, up 295 units, or 4.0%, versus 2018.

●	Gross profit, excluding LIFO adjustments, was $134.6 million, up $1.5 million versus 2018. Gross margin excluding LIFO adjustments declined between the two years, from 21.9% in 2018 to 20.9% in 2019. The margin decline was primarily driven by competitive end of model year pricing reducing RV sales gross margins, as well as increased wholesale sales as a percentage of total sales mix. The company believes that the pressure on margins experienced in 2019 was driven by competitors in the industry carrying aged, out of model year, inventory aggressively pricing units to meet cashflow needs. Gross profit for the year including LIFO adjustments was $132.2 million; up $0.5 million, or 0.4%, versus 2018. This gross profit improvement was impacted by a $1.0 million net difference in LIFO adjustments between the two periods.

●	Excluding transaction costs, stock-based compensation, and depreciation and amortization, SG&A for the year was $103.5 million, up $6.7 million compared to the prior year. This increase is attributable to the additional overhead expenses contributed by the recently acquired location at The Villages, as well as the full year of overhead expenses associated with the Minnesota and Tennessee locations acquired during 2018. The prior year comparable is also unfavorable because of an approximately $1.2 million net favorable impact in the fourth quarter of 2018 related to accruals for employee benefits and incentive compensation, and bad debt reserves. In addition, 2019 SG&A was impacted by a $0.4 million adjustment for impairment of rental units taken in the fourth quarter. Stock-based compensation decreased $3.9 million and depreciation and amortization increased $1.4 million compared to the prior year.

●	Adjusted EBITDA, a non-GAAP financial measure, was $27.9 million for the year, down $4.4 million compared to 2018. This was primarily driven by decreased gross margins, which were partially offset by an overall increase in revenue and units sold driven by locations acquired in 2018 and 2019. Adjusted EBITDA Margin as a percentage of revenue decreased to 4.3% for the year, compared to 5.3% in 2018.

●	As of December 31, 2019, cash was $31.5 million, up $4.9 million from December 31, 2018. The increase in cash was primarily driven by cash generated from operations, and includes the impact of cash used to invest in growth initiatives in 2019 including The Villages location acquisition and the internal funding of greenfield start-ups near Houston, Texas and Nashville, Tennessee.

Conference Call Information:

The Company has scheduled a conference call at 10:00AM Eastern Time on March 19, 2020 that will also be broadcast live over the internet. The call can be accessed as follows:

Via phone by dialing 1-844-343-9114 for domestic callers and 1-647-689-5132 for international callers. Please dial in and request Lazydays Holdings, Inc. Fourth Quarter 2019 Financial Results Conference Call; also via webcast by clicking the link.

A live audio webcast of the conference call will be available online at https://www.lazydays.com/investor-relations.

A telephonic replay of the conference call will be available until March 26, 2020 and may be accessed by calling 1-800-585-8367 or 1-416-621-4642 with a conference ID number of 6468184. The webcast will be archived in the Investor Relations section of the Company’s website.

ABOUT LAZYDAYS RV

Lazydays, The RV Authority®, is an iconic brand in the RV industry. Home of the world’s largest recreational dealership, based on 126 acres outside of Tampa, Florida, Lazydays has dealerships located at The Villages, Florida; Tucson, Arizona; Minneapolis, Minnesota; Knoxville, Tennessee; and Loveland and Denver, Colorado. Lazydays also has a dedicated Service Center location near Houston, Texas. Offering the nation’s largest selection of leading RV brands, Lazydays features over 3,000 new and pre-owned RVs, more than 400 service bays and two on-site campgrounds with over 700 RV campsites. In addition, Lazydays RV Accessories & More™ stores offer thousands of accessories and hard-to-find parts at dealership locations.

Since 1976, Lazydays has built a reputation for providing an outstanding customer experience with exceptional service and product expertise, along with being a preferred place to rest and recharge with other RVers. Lazydays consistently provides the best RV purchase, service, and ownership experience, which is why RVers and their families keep returning to Lazydays year after year, calling it their “home away from home.”

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.” Additional information can be found here.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, including statements regarding Lazydays’ expectations for first quarter 2020, its expectations regarding the impact of its acquisition of its recently acquired dealership at The Villages, Florida and its greenfield start-ups near Houston, Texas and Nashville, Tennessee, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, the global impact of the pandemic outbreak of coronavirus (COVID-19) and other factors described from time to time in Lazydays’ SEC reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Note on Presentation

For the three months ended December 31, 2019 and 2018, the financial information presented represents the operating results of Lazydays Holdings, Inc. (labeled as “Successor” in the accompanying tables). For the fiscal year ended December 31, 2018, the financial information presented represents the combined operating results of Lazydays Holdings, Inc. for the period from March 15, 2018 to December 31, 2018 with the operating results of Lazy Days’ R.V. Center, Inc. (labeled as “Predecessor” in the accompanying tables) for the period from January 1, 2018 to March 14, 2018.

Results of Operations for the Fourth Quarter (Unaudited) and Year Ended 2019 and 2018

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands)

	Successor	Successor	Successor	Combined Successor and Predecessor
	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues
New and pre-owned vehicles	$126,517	$110,142	$567,058	$538,129
Other	18,390	15,711	77,854	70,065
Total revenue	144,907	125,853	644,912	608,194

Cost of revenues (excluding depreciation and amortization)
New and pre-owned vehicles	109,682	94,020	490,676	459,163
Adjustments to LIFO Reserve	929	392	2,445	1,424
Other	5,086	4,541	19,612	15,941
Total cost of revenues (excluding depreciation and amortization)	115,697	98,953	512,733	476,528

Gross profit (excluding depreciation and amortization)	29,210	26,900	132,179	131,666

Transaction costs	357	160	865	3,898
Depreciation and amortization expense	2,746	2,580	10,813	9,416
Stock-based compensation expense	952	2,632	4,864	8,758
Selling, general, and administrative expenses	26,336	21,746	103,509	96,824
Income from operations	(1,181)	(218)	12,128	12,770
Other income/expenses
Gain on sale of property and equipment	-	-	11	2
Interest expense	(2,449)	(2,655)	(10,328)	(10,020)
Total other expense	(2,449)	(2,655)	(10,317)	(10,018)
Income before income tax expense	(3,630)	(2,873)	1,811	2,752
Income tax expense	3,128	448	(1,097)	(3,036)
Net (loss) income	$(502)	$(2,425)	$714	$(284)

Balance Sheets as of December 31, 2019 and December 31, 2018

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands except for share and per share data)

	Successor	Successor
	As of	As of
	December 31,	December 31,
	2019	2018

ASSETS
Current assets
Cash	$31,458	$26,603

Receivables, net of allowance for doubtful accounts of $382 and $687 at December 31, 2019 and 2018, respectively	16,025	16,967
Inventories	160,864	167,378
Income tax receivable	326	2,630
Prepaid expenses and other	2,999	3,166
Total current assets	211,672	216,744

Property and equipment, net	86,876	78,043
Goodwill	38,979	36,762
Intangible assets, net	68,854	70,189
Other assets	255	358
Total assets	$406,636	$402,096

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, CONTINUED

(Dollar amounts in thousands except for share and per share data)

	Successor	Successor
	As of	As of
	December 31,	December 31,
	2019	2018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$23,855	$22,599
Income tax payable	-	-
Dividends payable	-	1,210
Floor plan notes payable, net of debt discount	143,949	143,469
Contingent liability, current portion	-	-
Financing liability, current portion	936	714
Long-term debt, current portion	5,993	4,408
Total current liabilities	174,733	172,400

Long term liabilities
Financing liability, non-current portion, net of debt discount	63,557	60,533
Long term debt, non-current portion, net of debt discount	15,573	19,013
Deferred tax liability	16,450	18,717
Total liabilities	270,313	270,663

Commitments and Contingencies

Series A Convertible Preferred stock; 600,000 shares, designated, issued, and outstanding as of December 31, 2019 and December 31, 2018; liquidation preference of $65,910 and $61,210 as of December 31, 2019 and December 31, 2018, respectively.	60,893	54,983

Stockholders’ Equity

Successor:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized;	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 8,506,666 and 8,471,608 shares issued and 8,428,666 and 8,471,608 outstanding at December 31, 2019 and December 31, 2018, respectively.	-	-
Additional paid-in capital	79,186	80,606
Treasury Stock, 78,000 shares, at cost	(314)	-
Accumulated deficit	(3,442)	(4,156)

Total stockholders’ equity	75,430	76,450
Total liabilities and stockholders’ equity	$406,636	$402,096

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are useful measures of performance as they reflect certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe that these supplemental measures are commonly used by analysts, investors and other interested parties to evaluate companies in our industry. We believe these non-GAAP measures provide expanded insight of the underlying operating results and trends and overall understanding of our financial performance and prospects for the future. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Our use of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to other companies within the industry due to different methods of calculation. We compensate for these limitations by using each of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management. We may incur expenses in the future that are the same or similar to some of those adjusted in this presentation.

EBITDA is defined as net (loss) income excluding depreciation and amortization of property and equipment, interest expense, net, amortization of intangible assets, and income tax expense.

Adjusted EBITDA is defined as net (loss) income excluding depreciation and amortization of property and equipment, non-floor plan interest expense, amortization of intangible assets, income tax expense, stock-based compensation, transaction costs and other supplemental adjustments which for the periods presented includes LIFO adjustments, severance costs and other one time charges, impairment of rental units and gain on sale of property and equipment.

Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Reconciliations from Net (loss) Income per the Consolidated Statements of Income to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the three months and year ended December 31, 2019 and 2018 are shown in the tables below.

	Successor	Successor	Combined Successor and Predecessor	Predecessor
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

EBITDA and Adjusted EBITDA
Net (loss) income	$(502)	$(2,425)	$714	$(284)
Interest expense, net	2,449	2,655	10,328	10,020
Depreciation and amortization of property and equipment	1,704	1,713	6,848	6,641
Amortization of intangible assets	1,042	867	3,965	2,775
Income tax expense	(3,128)	(448)	1,097	3,036
Subtotal EBITDA	1,565	2,362	22,952	22,188
Floor plan interest	(1,020)	(1,215)	(4,412)	(4,265)
LIFO adjustment	929	392	2,445	1,424
Transaction costs	357	160	865	3,898
Gain on sale of property and equipment	-	-	(11)	(2)
Impairment of rental units	439	-	439	-
Severance costs/Other	82	274	773	353
Stock-based compensation	952	2,632	4,864	8,758
Adjusted EBITDA	$3,304	$4,605	$27,915	$32,354

	Successor	Successor	Combined Successor and Predecessor	Predecessor
	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018

EBITDA margin and Adjusted EBITDA Margin
Net (loss) income margin	-0.3%	-1.9%	0.1%	0.0%
Interest expense, net	1.7%	2.1%	1.6%	1.6%
Depreciation and amortization of property and equipment	1.2%	1.4%	1.1%	1.1%
Amortization of intangible assets	0.7%	0.7%	0.6%	0.5%
Income tax expense	-2.2%	-0.4%	0.2%	0.5%
Subtotal EBITDA margin	1.1%	1.9%	3.6%	3.6%
Floor plan interest	-0.7%	-1.0%	-0.7%	-0.7%
LIFO adjustment	0.6%	0.3%	0.4%	0.2%
Transaction costs	0.2%	0.1%	0.1%	0.6%
Gain on sale of property and equipment	0.0%	0.0%	0.0%	0.0%
Impairment of rental units	0.3%	0.0%	0.1%	0.0%
Severance costs/Other	0.1%	0.2%	0.1%	0.1%
Stock-based compensation	0.7%	2.1%	0.8%	1.4%
Adjusted EBITDA Margin	2.3%	3.7%	4.3%	5.3%

Note: Figures in the table may not recalculate exactly due to rounding.

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